EXHIBIT 10.1


                      [SPARTA STATE BANK LETTERHEAD]


                             December 21, 1994


Mr. Jae M. Maxfield
458 North Macomb
Monroe, MI 48161

Dear Mr. Maxfield:

          This letter is to summarize the terms and conditions of your employment at Sparta State Bank ("Bank") as the President and Chief Executive Officer:

          1. TERM. Your employment will be at will and you shall continue unless terminated by you or dismissed at the pleasure of the Board of Directors of Bank in accordance with paragraph 4.

          2. DUTIES. You will serve as President and Chief Executive Officer of Bank and as President and Chief Executive Officer of First Community Bancorp, Inc. ("Holding Company"). You will also serve on the Boards of Directors of Bank and Holding Company. Your duties will be those assigned by the Boards of Directors of Bank and Holding Company. Your employment will be full time, and your entire business time and efforts will be devoted to the performance of your duties for Bank and Holding Company during the term of your employment.

          3. COMPENSATION. You will be compensated during your employment as follows:

               (a) SALARY. Your base salary will be $90,000.00 per year, subject to normal payroll deduction and payable bi-weekly. Your base salary will be reviewed annually by the Board of Directors of Bank.

               (b) BOARD OF DIRECTOR FEES. So long as you are a member of the Boards of Directors of Bank and Holding Company, you will be entitled to receive the regular fees paid to members of the Boards of Directors of Bank and Holding Company.

               (c) INCENTIVE BONUS PLAN. You will be eligible to participate in the Incentive Bonus Plan, on the terms and conditions set forth in such bonus program. Bank's current Incentive Bonus Plan consists of a two-part plan. A Personal Performance part of the Plan is to be paid if Bank has reached a net profit for the year. As President, you will be eligible for a maximum bonus of up to 12% of your base salary for the year as determined by the Board of Directors of Bank based on their evaluation of your individual performance for
Mr. Jae M. Maxfield
Page 2
December 21, 1994
_________________________________

     such year. The Bank Profit part of the Plan is a guaranteed portion of the profits of Bank based on the ratio of achieved return on assets
     (ROA) to maximum ROA. The Board of Directors of Bank in its discretion will annually determine minimum and maximum ROA percentages for each year. As President, you will be eligible for a maximum bonus of up to 16.5% of your base salary for the year. Determinations of eligibility, funding, allocation and amounts of awards are subject to the review and final approval of the Board of Directors of Bank. The terms of any present or future bonus programs are subject to revisions from time to time in the sole discretion of the Board of Directors of Bank.

               (d) BENEFITS. You will be eligible during your employment to participate in fringe benefit programs covering Bank's employees as a group, subject to the terms and conditions of those programs. Currently those programs include your eligibility to participate in a life insurance policy with a face value equal to twice your base salary, eligibility for a disability insurance policy, and eligibility for medical and dental coverage. In addition, once you satisfy eligibility requirements, you will be eligible to participate in the Bank's pension plan and the Bank's 401(K) retirement savings plan.

The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. The terms of any present or future benefit programs are subject to revision from time to time in the sole discretion of the Board of Directors of Bank.

               (e) AUTOMOBILE. You will be eligible for an automobile allowance of up to $500.00 per month.

               (f) BUSINESS EXPENSES. You will be reimbursed for reasonable, ordinary and necessary business expenses incurred in the performance of your duties on behalf of Bank, which expenses are properly approved and substantiated.

               (g) VACATION. You will be entitled to four (4) weeks of paid vacation each calendar year.

               (h) RELOCATION EXPENSES. You will be reimbursed for 50% of the real estate commissions resulting from the sale of your home in Monroe, Michigan. You would also be reimbursed for your actual moving expenses incurred in connection with your move from Monroe, Michigan to Sparta, Michigan. You also shall be entitled to a temporary housing allowance in an amount not to exceed $600.00 per month for not more than six (6) months.

Mr. Jae M. Maxfield
Page 3
December 21, 1994
_________________________________

          4. CONFLICTS OF INTEREST. During your employment, you will not acquire any financial interest in, accept gifts, payments or other favors from, or establish any relationship other than on behalf of Bank or Holding Company with, any customer, supplier or other person who does or seeks to do business with Bank or Holding Company. This paragraph 4 is in furtherance of and not in limitation of any other policies Bank or Holding Company may have regarding conflicts of interest.

          5. LOYALTY AND CONFIDENTIALITY. You agree that information about Bank or Holding Company and its business and customers is furnished to you as a fiduciary, in reliance upon your pledge of confidentiality in this paragraph. You will be loyal to Bank and Holding Company during your employment and will hold confidential and will not use or disclose any information regarding Bank's or Holding Company's techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, employees or business of Bank or Holding Company except as such disclosure or use may be required in connection with your duties for Bank and Holding Company. Upon termination of your employment, you will deliver to Bank any and all materials relating to Bank's or Holding Company's business, including without limitation, all customer lists and information, keys, financial information, business notes, business plans, company-provided autos or other equipment, credit cards, memoranda, specifications and documents.
All property of Bank or Holding Company will be returned promptly and in good condition except for normal wear. You agree not to retain any copies, reproductions or summaries of any such material. You agree that any breach or threatened breach of your agreement in this paragraph 5 would cause Bank irreparable harm and that injunctive relief would be appropriate.

          6. COVENANT NOT TO COMPETE. During your employment, and for one year after termination of your employment, you agree that you will not compete in any way with the business of Bank or Holding Company. Your promise not to compete includes, but is not limited to, your promise that you will not do any of the following activities:

               (a) You will not work with, for or have any interests in, a competitor of Bank or Holding Company in any geographic territory in which Bank or Holding Company does business. A competitor as used in this paragraph 8(a) is limited to organizations which are in direct competition with the products and services of Bank or Holding Company.

               (b) You will not attempt to persuade any of the customers, suppliers, potential customers or potential suppliers of Bank or Holding Company that they should not do business with Bank or Holding Company.

Mr. Jae M. Maxfield
Page 4
December 21, 1994
_________________________________

               (c) You will not attempt to employ, solicit or endeavor to persuade any employee of Bank or Holding Company to accept employment or association with any other person or entity.

You agree that any breach or threatened breach of your agreement in this paragraph 6 would cause Bank irreparable harm and that injunctive relief would be appropriate.

          7.   TERMINATION.

               (a) BY YOU IN YOUR DISCRETION. You may terminate your employment at will at any time in your discretion for any reason or without reason, with thirty (30) days advanced written notice to Bank.

               (b) BY BANK IN ITS DISCRETION. Bank may terminate your employment at will at any time in its discretion for any reason or without reason.

          8. DISCLAIMER. You acknowledge that nothing in this letter agreement shall be deemed to create any expectations or promises to job security or advancement.

          9. ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties relating to these matters. Any modification of this letter agreement must be made in writing and signed by you and the Chairman of the Board of Directors of Bank.


                                   SPARTA STATE BANK


                                   By S/ L. EDMOND EARY, JR., M.D.
                                         L. Edmond Eary, Jr. M.D.,
                                         Chairman of the Board of
                                         Directors and Interim
                                         President and Chief Executive
                                         Officer



ACCEPTED:


S/ JAE M. MAXFIELD
Jae M. Maxfield